EXHIBIT 10.32

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement ("Agreement") is entered into this 17th day of September, 2007, by and between The Steak n Shake Company and its subsidiaries or related companies (collectively, the "Company") and Gary Walker ("Employee").

Recitals

A.  Employee was employed by the Company until his employment terminated on September 17, 2007 (the "Separation Date").

B.  Employee understands and agrees that his coverage under Company’s insurance plans including, but not limited to, health insurance, life insurance, dental insurance, short-term disability insurance and long-term disability insurance, and participation in Company’s group medical plan, group life insurance plan, employee stock purchase plan, 401k plan, and any other Company-sponsored benefits plan (collectively, the “Benefit Plans”) shall all terminate on the Separation Date.

C.  Employee's employment relationship with the Company is covered by numerous state and federal statutes and common laws, including the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. § 621 etseq.), and other anti-discrimination laws, which prohibit, among other things, discrimination on the basis of age, race, sex, religion, national origin, color, disability and citizenship status (collectively, the "Age and Other Discrimination Laws").

D.  To obtain certain special benefits upon termination of employment with the Company, Employee wishes to waive any and all rights or claims against the Company that have arisen or may arise on or before the date Employee executes this Agreement, to release and discharge the Company from any and all possible liability and to covenant not to sue the Company.  To obtain Employee's waiver and release and covenant not to sue, the Company is prepared to provide certain special benefits to him.

Agreement

In consideration of the foregoing and the following mutual undertakings, and subject to the terms and conditions of this Agreement, Employee and the Company agree as follows:

1.  Benefits

The Company agrees to provide Employee with the following severance benefits:

(a)  The Company will pay Employee a severance benefit equal to a total of fifty-two (52) weeks of salary (the “Severance Amount”).  Each week of salary equals the weekly compensation regularly paid to Employee immediately prior to Employee's termination of employment, excluding any bonuses.  All payments to Employee will be subject to all applicable payroll withholdings and deductions.  Employee warrants that all monies and/or benefits payable under this Agreement are monies and/or benefits to which Employee is not otherwise entitled.  The Severance Amount will be paid to Employee in equal installments on Company’s normal and customary paydays until the Severance Amount is paid in full.

(b)  Within ten (10) days of the end of the revocation period,  the Company will pay Employee an additional severance benefit, in a lump sum amount, equal to One Hundred and Seven Thousand One Hundred Seventy Dollars ($107,170), reduced by applicable payroll withholdings and deductions (the “Lump Sum Amount”).

 (c)  Employee’s eligibility to collect the Severance Amount and the Lump Sum Amount will begin upon expiration of the revocation period described in Section 4 below.

(d)  Company will not contest Employee’s pursuit of unemployment benefits.  Company makes no representation of any kind regarding Employee’s eligibility for such benefits.

(e)  Company will provide Employee “executive job outplacement” services through Right Management (or a comparable outplacement service) for a period of six (6) months.

(f)  Company will provide Employee with an explanation of coverage available pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any other applicable state or federal law.

(g)  Employee may use his Company vehicle in accordance with the current terms for the ninety (90) day period following the Separation Date.

All payments or provision of benefits to Employee will be subject to and reduced by all applicable payroll withholdings and deductions.

2.  General Release and Covenant Not To Sue

By signing this Agreement, Employee generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue the Company and all of its affiliated entities and all of its present and former employees, partners, officers, directors, employee benefit plans, trustees, administrators, fiduciaries, agents, and all persons acting for or on behalf of the Company, both individually and in their representative capacities (collectively, including the Company, the "Released Parties") from any and all claims, charges, complaints, demands, liabilities, obligations, injuries, actions or rights of action of any nature whatsoever (including claims for attorneys' fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, arising out of or in any manner connected with any act, omission or event occurring in whole or in part on or before the date Employee signs this Agreement, including but not limited to any and all claims arising from Employee's employment with the Company or the termination of Employee's employment with the Company and specifically includes, but is not limited to, and constitutes a complete waiver of, any and all possible claims under the Age and Other Discrimination Laws through the date Employee signs this Agreement.  The Company and Employee agree that the foregoing release/covenant not to sue is to be construed as broadly as possible and is meant to include all possible claims of any kind that Employee may have against any of the Released Parties as of the date Employee signs this Agreement.

3.  Return of Company Property

Employee represents and agrees that he has delivered, or immediately will deliver, to the Company all property and materials belonging to the Company which are in Employee's possession or subject to Employee's control, including, but not limited to, any equipment, keys, access cards, files, computer disks and all other documents and materials supplied by or belonging to the Company.

4.  Knowing and Voluntary Waiver

Because the arrangements discussed in this Agreement affect important rights and obligations, the Company advises Employee to consult with an attorney before he agrees to the terms of this Agreement and Employee acknowledges that he has been so advised.

Employee acknowledges that the Company provided him with this Agreement on September 17, 2007.  Employee is advised that he has up to forty-five (45) days from the date he receives this Agreement within which to consider it, and Employee may take as much of that time as he wishes before signing.  If Employee decides to accept this Agreement, he must sign this Agreement and return it to Human Resources Senior Vice President Tom Murrill at the Company on or before the expiration of the forty-five (45) days.

Employee is advised that if he signs this Agreement, thereby accepting its terms and conditions, Employee will have a period of seven (7) days following the date Employee signs this Agreement to change his mind and revoke this Agreement.  If Employee decides to revoke this Agreement, then Employee must deliver written notice of such revocation to Human Resources Senior Vice President Tom Murrill at the Company within such 7-day period.  This Agreement will not become binding and enforceable until the 7-day revocation period has expired.

Employee's employment is being terminated as part of an employment termination program.  Employee acknowledges that the Company has informed Employee of the group of individuals covered by the program, the eligibility factors for the program and the time limits within which Employee may participate in the program.  A list of the job titles and ages of employees who are eligible and who are not eligible for the benefits of this program is attached as Exhibit A for Employee's review.

5.  Non-Reliance

Employee acknowledges that in entering this Agreement he has not relied on any representations or statements made by the Company or any of the Released Parties other than those specifically stated in this Agreement.

6.  Representations and Indemnification

Employee represents that, as of the date of execution of this Agreement, he has not filed with any agency or court any charges, complaints or legal actions against the Released Parties.

Employee agrees that he will not, directly or indirectly, file or pursue any charge, complaint or legal action against the Released Parties based on any acts, omissions or events occurring up through the date Employee signs this Agreement.  Should any administrative agency or other person bring a complaint, charge or legal action on Employee's behalf against any of the Released Parties based on any acts, omissions or events occurring up through the date Employee executes this Agreement, Employee will notify such agency or person promptly that the matter has been resolved to his satisfaction and that he does not wish to have the matter pursued.  If such agency or other person independently determines to initiate or pursue a complaint, charge or legal action on Employee's behalf against any of the Released Parties based on any acts, omissions or events occurring up through the date Employee signs this Agreement, Employee hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

Employee agrees to indemnify the Released Parties from all claims, costs and expenses, including all attorneys' fees, arising out of any misrepresentation made by Employee in this Agreement.  In the event Employee initiates, pursues or maintains any claim, charge, complaint, action or proceeding against any of the Released Parties based on any claim, charge, complaint, action, injury or right of action for which Employee has released and agreed not to sue the Released Parties in this Agreement, or in the event Employee otherwise breaches any term or condition of this Agreement, all of which are material terms and conditions, then in such event Employee agrees to repay to Company the entire Severance Amount and Lump Sum Amount and, to the fullest extent permitted by law, to pay all costs and attorneys' fees incurred by any of the Released Parties in defending any claim, charge, complaint, action or proceeding that Employee pursues.

7.  Nondisparagement

Employee understands and agrees that this Agreement is a confidential agreement between himself and the Company.  Employee agrees that, except as required by law or provided herein, Employee shall keep the terms and subject matter of this Agreement strictly confidential and shall not disclose any term or condition of the Agreement to any other individual or organization unless there is a breach of the Agreement in which event the Agreement may be disclosed solely for the purposes of enforcement.  Employee agrees that Employee will not do or say anything that a reasonable person would expect at the time would have the effect of diminishing or injuring the goodwill and reputation of the Released Parties.

8.  Raiding of Employees

            Employee agrees that for a period of two (2) years after the date of this Agreement, Employee will not directly or indirectly, on his own behalf or on behalf of any other person or entity, do any of the following: (1) hire, solicit, recruit, or otherwise attempt to hire or enter into any employment relationship with any individual employed by the Company, (2) share the names, addresses, telephone numbers, e-mail addresses or other means of contacting any Company employee with any other person or entity, or (3) share information regarding the salaries, benefits or other renumeration paid by the Company to any of its employees with any other person or entity.

9.  Non-Admission

Neither this Agreement nor any action pursuant to it constitutes an admission by any of the Released Parties of any wrongdoing or of any liability to Employee arising under any law, including the Age and Other Discrimination Laws.

10.  Successors and Assigns

This Agreement shall be binding upon Employee and the Company, and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Employee and the Company, and to their heirs, administrators, representatives, executors, successors and assigns.

11.  Language Construed as a Whole

The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

12.  Applicable Law; Choice of Forum

This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana.  The Company and Employee agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before an appropriate state court of record in Marion County, Indiana or in the United States District Court for the Southern District of Indiana, Indianapolis Division, and the parties hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise raise questions of personal jurisdiction or venue in any action commenced or maintained in such courts.

13.        Entire Agreement

        This Agreement constitutes the entire agreement between the parties with respect to the subjects addressed in this Agreement and supersedes any prior agreements, understandings or representations, oral or written, on the subjects addressed in this Agreement.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the dates indicated below, intending it to become effective on the eighth (8th) day after the date Employee signs the Agreement.

"EMPLOYEE"                                                                                                              "COMPANY"

 /s/ Gary Walker                                                                                                          By:  /s/ Alan B. Gilman
Gary Walker
                                                                                                                  Alan B. Gilman, Interim Chief Executive Officer
                                                  Printed Name

September 17, 2007	September 17, 2007
Date                                                                                                          Date